November 5, 1999


FOR IMMEDIATE RELEASE
Contact:  David C. Busch, 262-953-5816


            ROUNDY'S, INC. ACQUIRES MEGA MARTS, INC.

PEWAUKEE, Wis. - The Board of Directors of Roundy's, Inc. has authorized the purchase of the common stock of Mega Marts, Inc.
and the assets of the Tri City Pick `n Save store owned by N.D.C., Inc., an affiliate of Mega Marts, Inc.

Mega Marts, Inc. is the largest independent operator of Pick `n
Save stores with 16 stores in Wisconsin and one store in Waukegan, Illinois. Mega Marts, Inc. has an annual sales volume in excess of $500 million and employs over 2,500 associates.

In September of 1998, David A. Ulrich, Sr. passed away after a courageous battle with cancer. Mr. Ulrich was the founder of Mega Marts, Inc. and over the past year the Ulrich family and Mega Marts' management team have reviewed the strategic direction of Mega Marts, Inc., and with growth and development firmly in mind, have chosen to become a subsidiary of Roundy's, Inc. Commonality of vision and strategy will create a combined stronger Pick `n Save family of supermarkets.

Gary Fryda, President and CEO of Mega Marts, Inc. will be joining the Roundy's, Inc. management team as Corporate Vice President of Retailing. Fryda said, "the strength of Roundy's, Inc. retail group of 30 corporate stores, along with 17 Mega Mart Pick `n Save stores, will create new levels of efficiency to continue to allow Pick'n Save to meet the consumers' expectations of quality, service and, without question, low price."

Gerald F. Lestina, President and CEO of Roundy's, Inc. said, "the acquisition of Mega Marts, Inc. will thrust our company to over $3 billion in annual sales. As a privately held, retailer owned cooperative company, we must position ourselves to compete against companies ten to fifty times our size. Clearly our strength will always be our closeness to the consumer and our total focus on fulfilling all of our customers' needs. We welcome Mega Marts, Inc. to the family that is, Roundy's, Inc."

If all conditions are met, the transaction is expected to close during the first quarter of 2000.